Exhibit 16.1

September 17, 2020

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

RE: Coro Global Inc.

File Ref No: 033-25126-D

We have read the statements of Coro Global Inc., pertaining to our firm included under Item 4.01 of Form 8-K dated September 17, 2020 and agree with such statements as they pertain to our firm. We have read Item 4.01, captioned “Changes in Registrant’s Certifying Accountant,” of the Current Report on Form 8-K of Coro Global Inc. and are in agreement with the statements therein as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Sincerely,

/s/ Liggett & Webb, P.A.
Certified Public Accountants
Boynton Beach, Florida